EXHIBIT 99.1

Team, Inc. Reports Record Second Quarter Results; Raises FY2013 Earnings Guidance

ALVIN, Texas, Jan. 7, 2013 (GLOBE NEWSWIRE) -- Team, Inc. (NYSE:TISI) today announced financial results for its fiscal year 2013 second quarter ending November 30, 2012. Team reported earnings of $0.66 per diluted share versus adjusted earnings of $0.53 per diluted share in the second quarter of the prior year. Revenues for the second quarter were $201 million compared to revenues of $158 million for the prior year quarter. Net income available to shareholders was $13.9 million, compared to adjusted net income available to shareholders of $10.8 million in the prior year quarter.

For the fiscal year to date, earnings were $1.03 per diluted share versus adjusted earnings of $0.86 per diluted share in the first half of fiscal 2012. First half revenues were $362 million compared to $299 million in the prior year period and net income available to shareholders was $21.5 million versus adjusted net income available to shareholders of $17.6 million in the first half of fiscal 2012.

"We are on pace for another record year in fiscal year 2013," said Phil Hawk, Team's Chairman and Chief Executive Officer. "We are proud to have achieved the first $200 million revenue quarter in our history and more than a 20% revenue growth rate for both the quarter and year to date—growth rates that are consistent with our track record over more than ten years," said Hawk.

Highlights for Second Quarter

  Record second quarter and year to date results.
  The first quarter in Team's history with revenue over $200 million.
  Total revenue growth rates of 27% for the quarter and 21% year to date.
  Organic revenue growth rates of 24% for the quarter and 19% year to date.
  Inspection and assessment revenues up over 40% for both the quarter and year to date.
  Operating income was 11.5% of revenues for the quarter and 9.9% for the year to date.
  EBITDA (adjusted) was 14.6% of revenues for the quarter and 13.2% for the year to date.
  Net income available to shareholders (adjusted) up 29% in the quarter and 22% for the year to date.

Fiscal year 2013 Earnings and Revenue Guidance

Team is raising its previously issued earnings guidance for fiscal year 2013 by $0.05 per share to a revised range of $1.90 to $2.05 per diluted share and we now expect full fiscal year revenues to be $700 million to $730 million.

Earnings Conference Call

In connection with this earnings release, Team will hold its quarterly conference call on Tuesday, January 8, 2013 at 8:00 a.m. Central Time (9:00 a.m. Eastern). The call will be broadcast over the Web and can be accessed on Team's Website, www.teamindustrialservices.com. Individuals wishing to participate in the conference call by phone may call 800-299-7635 and use conference code 90022544 when prompted.

About Team, Inc.

Headquartered near Houston, Texas, Team, Inc. is a leading provider of specialty industrial services, including inspection and assessment, required in maintaining and installing high-temperature and high-pressure piping systems and vessels that are utilized extensively in the refining, petrochemical, power, pipeline and other heavy industries. Team offers these services in over 125 locations throughout the world. Team's common stock is traded on the New York Stock Exchange under the ticker symbol "TISI".

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995.  We have made reasonable efforts to ensure that the information, assumptions and beliefs upon which this forward-looking information is based are current, reasonable and complete. Such forward-looking statements involve estimates, assumptions, judgments and uncertainties. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such known factors are detailed in the Company's Annual Report on Form 10-K and in the Company's Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein will occur or that objectives will be achieved.  We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the company, whether as a result of new information, future events or otherwise.

TEAM, INC. AND SUBSIDIARIES
SUMMARY OF OPERATING RESULTS
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2012	2011	2012	2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$ 200,648	$ 158,273	$ 362,140	$ 299,366
Operating expenses	138,184	107,827	250,140	204,473
Gross margin	62,464	50,446	112,000	94,893

Selling, general and administrative expenses	39,928	33,772	77,002	66,906
Earnings from unconsolidated affiliates	504	406	866	848
Operating income	23,040	17,080	35,864	28,835

Foreign currency loss (gain)	114	(107)	188	164
Interest expense, net	677	567	1,276	1,150
Earnings before income taxes	22,249	16,620	34,400	27,521

Provision for income taxes	8,232	6,232	12,728	10,320
Net income	14,017	10,388	21,672	17,201

Less: Income attributable to non-controlling interest	81	46	175	65
Net income available to common shareholders	$ 13,936	$ 10,342	$ 21,497	$ 17,136

Earnings per common share:
Basic	$ 0.69	$ 0.53	$ 1.08	$ 0.88
Diluted	$ 0.66	$ 0.50	$ 1.03	$ 0.83

Weighted average number of shares outstanding:
Basic	20,052	19,591	19,963	19,549
Diluted	20,994	20,548	20,932	20,524

Divisional revenues:
TCM	$ 124,493	$ 90,976	$ 220,658	$ 168,009
TMS	76,155	67,297	141,482	131,357
	$ 200,648	$ 158,273	$ 362,140	$ 299,366

Adjusted Net income:
Net income available to common shareholders	$ 13,936	$ 10,342	$ 21,497	$ 17,136
Legal settlement	--	800	--	800
Tax impact of adjustments	--	(300)	--	(300)
Adjusted Net income	$ 13,936	$ 10,842	$ 21,497	$ 17,636

Adjusted Net income per common share:
Basic	$ 0.69	$ 0.55	$ 1.08	$ 0.90
Diluted	$ 0.66	$ 0.53	$ 1.03	$ 0.86

Adjusted EBITDA:
Operating income ("EBIT")	$ 23,040	$ 17,080	$ 35,864	$ 28,835
Legal settlement	--	800	--	800
Adjusted EBIT	23,040	17,880	35,864	29,635
Depreciation and amortization	5,081	4,196	9,654	8,335
Non-cash share-based compensation costs	1,237	1,455	2,120	2,620
Adjusted EBITDA	$ 29,358	$ 23,531	$ 47,638	$ 40,590

TEAM, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION
NOVEMBER 30, 2012 AND MAY 31, 2012
(in thousands)

	November 30,	May 31,
	2012	2012
	(unaudited)

Current assets	$ 255,339	$ 218,675

Property, plant and equipment, net	71,244	62,041

Other non-current assets	142,147	123,072

Total assets	$ 468,730	$ 403,788

Current liabilities	$ 67,517	$ 61,656

Long term debt net of current maturities	105,520	85,872

Other non-current liabilities	19,762	11,259

Stockholders' equity	275,931	245,001

Total liabilities and stockholders' equity	$ 468,730	$ 403,788

CONTACT: Ted W. Owen
         (281) 331-6154